================================================================================
                                                                    Exhibit 99.2


                         THE CHARLES SCHWAB CORPORATION

                   Condensed Consolidated Financial Statements
                         and Other Financial Information

                                Table of Contents




                                                                        Page


Condensed Consolidated Financial Statements:

    Statement of Income                                                  1
    Balance Sheet                                                        2
    Statement of Cash Flows                                              3
    Notes to Condensed Consolidated Financial Statements                4-8

Management's Discussion and Analysis of
    Results of  Operations and Financial Condition                      9-20


               ---------------------------------------------------

Forward-Looking Statements - This Current Report on Form 8-K contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements, which reflect management's beliefs, objectives and expectations as of the date hereof, are necessarily estimates based on the best judgment of the Company's senior management. These statements relate to, among other things, the Company's status under the Bank Holding Company Act, contingent liabilities, the ability to successfully pursue the Company's strategy to attract and retain customer assets, the ability of the Company to realize the expected benefits of a merger, the decline in average revenue per share traded, sources of liquidity and capital expenditures. Achievement of the expressed beliefs, objectives and expectations is subject to certain risks and uncertainties that could cause actual results to differ materially from those beliefs, objectives and expectations. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. See "Forward-Looking Statements" in Management's Discussion and Analysis of Financial Condition and Results of Operations in this Current Report on Form 8-K for a discussion of important factors that may cause such differences. Unless otherwise indicated, this report speaks as of March 31, 2000.


================================================================================


-------------------------------------------------------------------------------------------------------------------
                                         THE CHARLES SCHWAB CORPORATION

                                   CONDENSED CONSOLIDATED STATEMENT OF INCOME
                                    (In thousands, except per share amounts)
                                                   (Unaudited)

Three Months Ended March 31,                                                                 2000              1999
-------------------------------------------------------------------------------------------------------------------

Revenues
    Commissions                                                                        $  788,401        $  475,439
    Asset management and administration fees                                              371,825           280,120
    Interest revenue, net of interest expense of $304,387 in 2000
      and $203,118 in 1999                                                                296,456           178,771
    Principal transactions                                                                245,280           131,311
    Other                                                                                  23,666            14,834
-------------------------------------------------------------------------------------------------------------------
       Total                                                                            1,725,628         1,080,475
-------------------------------------------------------------------------------------------------------------------

Expenses Excluding Interest
    Compensation and benefits                                                          $  662,269           453,871
    Occupancy and equipment                                                                89,401            69,294
    Communications                                                                         90,324            69,623
    Advertising and market development                                                    103,704            54,192
    Professional services                                                                  82,186            39,743
    Depreciation and amortization                                                          54,960            37,673
    Commissions, clearance and floor brokerage                                             42,771            25,559
    Goodwill amortization                                                                   4,996             1,523
    Other                                                                                  83,462            62,582
-------------------------------------------------------------------------------------------------------------------
       Total                                                                            1,214,073           814,060
-------------------------------------------------------------------------------------------------------------------

Income before taxes on income                                                             511,555           266,415
Taxes on income                                                                           211,597           105,202
-------------------------------------------------------------------------------------------------------------------

Net Income                                                                             $  299,958        $  161,213
===================================================================================================================

Weighted-Average Common Shares Outstanding - Diluted (1)                                1,390,037         1,365,631
===================================================================================================================

Earnings Per Share (1)
    Basic                                                                              $      .23        $      .12
    Diluted                                                                            $      .22        $      .12
===================================================================================================================

Dividends Declared Per Common Share (1, 2)                                             $    .0093        $    .0093
===================================================================================================================

(1)  All periods have been restated for the May 2000 three-for-two common stock split.
(2)  Dividends  declared  per  common share represent dividends  declared by  The Charles Schwab Corporation  prior to its merger with U.S. Trust Corporation.

See Notes to Condensed Consolidated Financial Statements.



-------------------------------------------------------------------------------------------------------------
                                         THE CHARLES SCHWAB CORPORATION

                                      CONDENSED CONSOLIDATED BALANCE SHEET
                                    (In thousands, except per share amounts)
                                                   (Unaudited)

                                                                                  March 31,      December 31,
                                                                                    2000             1999
--------------------------------------------------------------------------------------------------------------
Assets
    Cash and cash equivalents                                                    $ 2,391,819      $ 2,612,451
    Cash and investments required to be segregated under federal or other regulations (including resale agreements of $4,267,081 in 2000
        and $6,165,043 in 1999)                                                    7,234,131        8,826,121
    Securities owned - at market value                                             1,539,272        1,333,220
    Receivable from brokers, dealers and clearing organizations                      673,928          482,657
    Receivable from brokerage customers - net                                     22,021,513       17,060,222
    Loans to banking customers - net                                               2,751,354        2,689,205
    Equipment, office facilities and property - net                                  751,801          678,208
    Goodwill - net                                                                   530,262           53,723
    Other assets                                                                     723,011          586,305
--------------------------------------------------------------------------------------------------------------

        Total                                                                    $38,617,091      $34,322,112
==============================================================================================================

Liabilities and Stockholders' Equity
    Deposits from banking customers                                              $ 3,994,479      $ 4,204,943
    Drafts payable                                                                   476,270          467,758
    Payable to brokers, dealers and clearing organizations                         2,148,125        1,748,765
    Payable to brokerage customers                                                26,203,756       23,422,592
    Accrued expenses and other liabilities                                         1,452,268        1,243,121
    Short-term borrowings                                                            149,626          141,157
    Long-term debt                                                                   718,129          518,000
--------------------------------------------------------------------------------------------------------------
        Total liabilities                                                         35,142,653       31,746,336
--------------------------------------------------------------------------------------------------------------

    Stockholders' equity:
      Preferred stock - 9,940 shares authorized; $.01 par value
          per share; none issued
      Common stock - 2,000,000 shares authorized; $.01 par value per share;
           1,364,861 and 1,336,636 shares issued in 2000 and 1999, respectively*      13,649           13,366
      Additional paid-in capital                                                   1,226,230          595,282
      Retained earnings                                                            2,428,986        2,144,683
      Treasury stock  - 6,882 shares in 2000 and 7,336 shares in 1999, at cost*      (96,870)         (96,742)
      Employee stock ownership plans                                                    (453)            (967)
      Unamortized restricted stock compensation                                      (83,282)         (70,926)
      Accumulated other comprehensive (loss) income                                  (13,822)          (8,920)
--------------------------------------------------------------------------------------------------------------
             Total stockholders' equity                                            3,474,438        2,575,776
--------------------------------------------------------------------------------------------------------------

    Total                                                                        $38,617,091      $34,322,112
==============================================================================================================

* All periods have been restated for the May 2000 three-for-two common stock split.

See Notes to Condensed Consolidated Financial Statements.




---------------------------------------------------------------------------------------------------------------
                                         THE CHARLES SCHWAB CORPORATION

                                 CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
                                                 (In thousands)
                                                   (Unaudited)

Three Months Ended March 31,                                                          2000                1999
---------------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
     Net income                                                                $   299,958         $   161,213
       Noncash items included in net income:
         Depreciation and amortization                                              54,960              37,673
         Goodwill amortization                                                       4,996               1,523
         Net amortization of premium on securities available for sale                1,045               1,199
         Compensation payable in common stock                                       23,628              17,654
         Deferred income taxes                                                      (3,465)             (2,397)
         Other                                                                       7,060               5,785
       Net change in:
         Cash and investments required to be segregated under federal or
             other regulations                                                   1,585,631           1,111,122
         Securities owned (excluding securities available for sale)                (73,431)            (74,541)
         Receivable from brokers, dealers and clearing organizations              (187,649)           (164,219)
         Receivable from brokerage customers                                    (4,958,103)         (2,175,730)
         Other assets                                                             (101,219)            (33,404)
         Drafts payable                                                              8,695             (61,896)
         Payable to brokers, dealers and clearing organizations                    403,619              80,501
         Payable to brokerage customers                                          2,779,572             897,245
         Accrued expenses and other liabilities                                    250,233              81,621
---------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by operating activities                         95,530            (116,651)
---------------------------------------------------------------------------------------------------------------
Cash Flows from Investing Activities
     Purchases of securities available for sale                                   (197,596)           (211,387)
     Proceeds from maturities, calls and mandatory redemptions of
         securities available for sale                                              46,779             151,696
     Net change in loans to banking customers                                      (62,166)            (28,238)
     Purchase of equipment, office facilities and property - net                  (123,924)            (58,797)
     Cash payments for business combinations and investments, net of
         cash received                                                               9,673              (5,727)
---------------------------------------------------------------------------------------------------------------
           Net cash used by investing activities                                  (327,234)           (152,453)
---------------------------------------------------------------------------------------------------------------
Cash Flows from Financing Activities
     Net change in deposits from banking customers                                (210,464)           (179,960)
     Net change in short-term borrowings                                             8,469               6,546
     Proceeds from long-term debt                                                  200,000
     Repayment of long-term debt                                                                        (4,773)
     Dividends paid                                                                (15,573)            (14,615)
     Purchase of treasury stock                                                                        (10,438)
     Proceeds from stock options exercised and other                                29,212              33,923
---------------------------------------------------------------------------------------------------------------
           Net cash provided (used) by financing activities                         11,644            (169,317)
---------------------------------------------------------------------------------------------------------------
Effect of exchange rate changes on cash and cash equivalents                          (572)               (949)
---------------------------------------------------------------------------------------------------------------
Decrease in Cash and Cash Equivalents                                             (220,632)           (439,370)
Cash and Cash Equivalents at Beginning of Period                                 2,612,451           1,720,908
---------------------------------------------------------------------------------------------------------------
Cash and Cash Equivalents at End of Period                                     $ 2,391,819         $ 1,281,538
===============================================================================================================

See Notes to Condensed Consolidated Financial Statements.


                         The Charles Schwab Corporation
              Notes to Condensed Consolidated Financial Statements
       (Tabular Amounts in Thousands, Except Per Share Amounts and Ratios)
                                   (Unaudited)


1.       Basis of Presentation

Merger with U.S. Trust Corporation
     On May 31, 2000, The Charles Schwab Corporation (CSC) completed its merger (the Merger) with U.S. Trust Corporation (U.S. Trust). Under the terms of the merger agreement, U.S. Trust became a wholly owned subsidiary of CSC and U.S. Trust shareholders received 5.1405 shares of CSC's common stock for each common share of U.S. Trust. The Merger was treated as a non-taxable stock-for-stock exchange and U.S. Trust's shareholders received 112,000,000 shares of CSC's common stock. Upon consummation of the Merger, CSC became a financial holding company and bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended. The consolidated financial statements, included in this Current Report on Form 8-K, give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if CSC and U.S. Trust had been operating as a combined entity during such periods. Stockholders' equity and other per share information as of March 31, 2000 and December 31, 1999 reflects the accounts of CSC and its subsidiaries (collectively referred to as the Company) as if the common stock had been issued during all of the periods presented. Dividends declared per common share represent dividends declared by CSC prior to the Merger.
     The separate results of operations for the Company and U.S. Trust during the periods preceding the Merger that are included in the Company's restated condensed consolidated statement of income are as follows:

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                               2000         1999
--------------------------------------------------------------------------------
Revenues:
  Company                                                $1,571,876   $  951,585
  U.S. Trust                                                153,752      128,890
--------------------------------------------------------------------------------
   Combined                                              $1,725,628   $1,080,475
================================================================================
Net Income:
  Company                                                $  284,247   $  142,867
  U.S. Trust                                                 15,711       18,346
--------------------------------------------------------------------------------
   Combined                                              $  299,958   $  161,213
================================================================================

Stock Split
     On May 3, 2000, the Board of Directors approved a three-for-two split of CSC's common stock, which was effected in the form of a 50% stock dividend. The stock dividend was distributed May 30, 2000 to stockholders of record May 12, 2000. Share and per share information presented in the financial statements and related notes has been restated to reflect the common stock split, including the additional common shares issued to U.S. Trust shareholders pursuant to the exchange ratio described above.

The Company
     The accompanying unaudited condensed consolidated financial statements include CSC and its subsidiaries. CSC is a financial holding company engaged, through its subsidiaries, in securities brokerage and related financial services. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 356 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Another subsidiary, U.S. Trust, is an investment management firm that also provides fiduciary services and private banking services with 29 offices in 10 states. Other subsidiaries include Charles Schwab Europe (CSE), a retail securities brokerage firm located in the United Kingdom, Charles Schwab
Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Schwab Capital Markets L.P. (SCM) (prior to March 1, 2000, this business was known as Mayer & Schweitzer, Inc.), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers. On March 1, 2000, the Company completed the acquisition of CyBerCorp, Inc. (CyBerCorp), an electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors.
     These financial statements have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (SEC) and, in the opinion of management, reflect all adjustments necessary to present fairly the financial position, results of operations and cash flows for the periods presented in conformity with accounting principles generally accepted in the U.S. All adjustments were of a normal recurring nature. All material intercompany balances and transactions have been eliminated. These financial statements should be read in conjunction with the consolidated financial statements and notes thereto included in Exhibit 99.1 of this Current Report on Form 8-K. The Company's results for any interim period are not necessarily indicative of results for a full year.
     Certain items in prior periods' financial statements have been reclassified to conform to the 2000 presentation.

2.       New Accounting Standard

     Statement of Financial Accounting Standards (SFAS) No. 137, which amended the effective date of SFAS No. 133 - Accounting for Derivative Instruments and Hedging Activities, was issued in June 1999. SFAS No. 138, which also amended SFAS No. 133, was issued in June 2000. The Company is required to adopt SFAS No. 133 by January 1, 2001. This statement establishes accounting and reporting standards requiring that all derivative instruments are recorded on the balance sheet as either an asset or a liability, measured at its fair value. The statement requires that changes in the derivative's fair value are recognized currently in earnings unless specific hedge accounting criteria are met and such hedge accounting treatment is elected. While the Company is currently evaluating the effects of this statement, its adoption is not expected to have a material impact on the Company's financial position, results of operations, earnings per share or cash flows.

3.       Business Combination

     On March 1, 2000, the Company acquired CyBerCorp for $517 million in a non-taxable stock-for-stock exchange. Pursuant to the acquisition, CyBerCorp became a wholly owned subsidiary of CSC which resulted in 17,570,000 shares of CSC's common stock and 3,077,000 options to purchase CSC common stock being exchanged for all of the outstanding shares, options and equity rights of CyBerCorp. Because the acquisition is accounted for using the purchase method, the operating results of CyBerCorp are included in the consolidated results of the Company since the acquisition date. The historical results of CyBerCorp are not included in periods prior to the acquisition. The net assets acquired are recorded at fair value and the excess of the purchase price over the fair value of net assets acquired is recorded as goodwill. The Company recorded intangible assets acquired of approximately $512 million, including approximately $482 million of goodwill. The goodwill is amortized on a straight-line basis over a period of ten years. Other intangible assets acquired, which consist primarily of purchased technology and total $30 million, are amortized on a straight-line basis over a period of three years.

4.       Allowance for Credit Losses on Banking Loans and Nonperforming Assets

     An analysis of allowance for credit losses is as follows:

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                              2000         1999
--------------------------------------------------------------------------------
Balance at beginning of period                             $20,169      $19,414
Recoveries                                                      16          165
Charge-offs                                                                (250)
--------------------------------------------------------------------------------
Net (charge-offs) recoveries                                    16          (85)
--------------------------------------------------------------------------------
Balance at end of period                                   $20,185      $19,329
================================================================================

     Nonperforming assets, which consist of non-accrual, or impaired, loans are as follows:

--------------------------------------------------------------------------------
                               Mar. 31,  Dec. 31,  Sep. 30,  Jun. 30,  Mar. 31,
                                 2000      1999      1999      1999      1999
--------------------------------------------------------------------------------
Non-accrual loans                $428     $1,673     $435      $637      $583
================================================================================

5.       Comprehensive Income

     Comprehensive income includes net income and changes in equity except those resulting from investments by, or distributions to, stockholders. Comprehensive income is as follows:

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                               2000        1999
--------------------------------------------------------------------------------
Net income                                                 $299,958    $161,213
Foreign currency translation adjustment                      (3,855)     (1,247)
Change in net unrealized gain (loss) on
   securities available for sale                             (1,047)     (2,457)
--------------------------------------------------------------------------------
Total comprehensive income, net of tax                     $295,056    $157,509
================================================================================

6.       Earnings Per Share

     Basic EPS excludes dilution and is computed by dividing net income by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential reduction in EPS that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. Earnings per share under the basic and diluted computations are as follows:

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                              2000          1999
--------------------------------------------------------------------------------
Net income                                              $  299,958    $  161,213
================================================================================
Weighted-average common shares outstanding - basic       1,329,883     1,300,497
Common stock equivalent shares related to stock
   incentive plans                                          60,154        65,134
--------------------------------------------------------------------------------
Weighted-average common shares outstanding - diluted     1,390,037     1,365,631
================================================================================
Basic earnings per share                                $      .23    $      .12
================================================================================
Diluted earnings per share                              $      .22    $      .12
================================================================================

     The computation of diluted EPS for the three months ended March 31, 2000 and 1999, respectively, excludes stock options to purchase 4,892,000 and 7,000 shares, respectively, because the exercise prices for those options were greater than the average market price of the common shares, and therefore the effect would be antidilutive.

7.       Regulatory Requirements

   Upon consummation of the Merger, CSC became a financial holding company and bank holding company subject to supervision and regulation by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the Act).
   The Gramm-Leach-Bliley Act (the GLB Act), which became effective in March 2000, permits qualifying bank holding companies to become financial holding companies and thereby affiliate with a far broader range of financial companies than has previously been permitted for a bank holding company. The GLB Act identifies several activities as financial in nature, including securities brokerage, underwriting, dealing in or making a market in securities, investment management services and insurance activities. The Federal Reserve Board may prohibit a financial holding company from engaging in new activities or acquiring additional companies if the Federal Reserve Board concludes that the financial holding company's capital or managerial resources are not adequate. Federal Reserve Board regulations under the Act may also limit CSC's business or impose additional costs or requirements.
   Federal Reserve Board policy provides that a bank holding company generally should not pay cash dividends unless its net income is sufficient to fully fund the dividends and the Company's prospective retained earnings appear to be sufficient to meet the capital needs, asset quality and overall financial condition of the holding company and its bank subsidiaries.
   CSC's primary bank subsidiary is United States Trust Company of New York (U.S. Trust NY). The operations and financial condition of CSC's bank
subsidiaries   are  subject  to  regulation  and   supervision  and  to  various
requirements and restrictions under Federal and state law, including requirements governing: transactions with CSC and its nonbank subsidiaries, including loans and other extensions of credit, investments or asset purchases, or otherwise financing or supplying funds to CSC; dividends; investments; and aspects of CSC's operations. The Federal banking agencies have broad powers to enforce these regulations, including the power to terminate deposit insurance, impose substantial fines and other civil and criminal penalties and appoint a conservator or receiver. CSC, U.S. Trust and their U.S. insured depository institution subsidiaries must meet regulatory capital guidelines adopted by the federal banking agencies. The Federal Reserve Board has not indicated whether the guidelines will be modified with respect to a bank holding company, such as CSC, that also qualifies as a financial holding company. Under the Federal Deposit Insurance Act, the banking regulatory agencies are permitted or, in certain cases, required to take certain substantial restrictive actions with respect to institutions falling within one of the lowest three of five capital categories.
   The Company's, U.S. Trust's and U.S. Trust NY's regulatory capital and ratios are as follows:

                                             2000                   1999
                                     ------------------      -------------------
March 31,                              Amount  Ratio(1)        Amount  Ratio(1)
--------------------------------------------------------------------------------
Tier 1 Capital:
  Company                          $2,896,523     10.0%    $1,921,620     11.5%
  U.S. Trust                       $  304,462     12.3%    $  251,540     13.1%
  U.S. Trust NY                    $  201,792      9.9%    $  169,583     10.6%
Total Capital:
  Company                          $2,929,629     10.1%    $1,952,065     11.7%
  U.S. Trust                       $  324,647     13.2%    $  270,869     14.1%
  U.S. Trust NY                    $  219,601     10.8%    $  186,697     11.7%
Leverage:
  Company                          $2,896,523      7.6%    $1,921,620      7.0%
  U.S. Trust                       $  304,462      6.6%    $  251,540      6.3%
  U.S. Trust NY                    $  201,792      5.7%    $  169,583      5.5%
--------------------------------------------------------------------------------
(1) Minimum tier 1 capital, total capital and tier 1 leverage ratios are 4%, 8% and 3%-5%, respectively, for bank holding companies and banks. Each of the other bank subsidiaries of CSC currently has tier 1 capital, total capital and leverage capital ratios at least equal to those of U.S. Trust and U.S. Trust NY.

     Based on their respective regulatory capital ratios at March 31, 2000 and 1999, the Company, U.S. Trust and U.S. Trust NY are well capitalized (the highest category). There are no conditions or events that management believes have changed the Company's, U.S. Trust's and U.S. Trust NY's well-capitalized status. The capital of the Company, U.S. Trust and U.S. Trust NY exceeded minimum requirements at March 31, 2000.
     To remain a financial holding company, each of CSC's bank subsidiaries must be well capitalized, well managed and meet requirements relating to the provision of public services to the communities in which CSC's bank subsidiaries operate. If CSC ceases to qualify as a financial holding company it will be subject to substantial additional restrictions on its activities.
     Schwab and SCM are subject to the Uniform Net Capital Rule under the Securities Exchange Act of 1934 (the Rule). Schwab and SCM compute net capital under the alternative method permitted by this Rule, which requires the maintenance of minimum net capital, as defined, of the greater of 2% of aggregate debit balances arising from customer transactions or a minimum dollar amount, which is based on the type of business conducted by the broker-dealer. The minimum dollar amount for both Schwab and SCM is $1 million. Under the alternative method, a broker-dealer may not repay subordinated borrowings, pay cash dividends, or make any unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement. At March 31, 2000, Schwab's net capital was $2,228 million (10% of aggregate debit balances), which was $1,781 million in excess of its minimum required net capital and $1,111 million in excess of 5% of aggregate debit balances. At March 31, 2000, SCM's net capital was $68 million, which was $67 million in excess of its minimum required net capital. Certain other subsidiaries of CSC are subject to regulatory and other requirements of the jurisdictions in which they operate. At March 31, 2000, these subsidiaries were in compliance with their applicable requirements.
     Schwab, SCM and CSE had portions of their cash and investments segregated for the exclusive benefit of customers at March 31, 2000, in accordance with applicable regulations.

8.       Commitments and Contingent Liabilities

     The nature of the Company's business subjects it to numerous regulatory investigations, claims, lawsuits and other proceedings in the ordinary course of its business. The results of these legal proceedings cannot be predicted with certainty. There can be no assurance that these matters will not have a material adverse effect on the Company's results of operations in any future period, depending partly on the results for that period, and a substantial judgment could have a material adverse impact on the Company's financial condition. However, it is the opinion of management, after consultation with outside legal counsel, that the ultimate outcome of the current matters will not have a material adverse impact on the financial condition or operating results of the Company.

9.       Segment Information

     The Company structures its segments according to its various types of customers and the services provided to those customers. These segments have been aggregated, based on similarities in economic characteristics, types of customers, services provided, distribution channels and regulatory environment, into four reportable segments - Individual Investor, Institutional Investor, Capital Markets and U.S. Trust.
     Financial information for the Company's reportable segments is presented in the table below. Intersegment revenues are immaterial and are therefore not disclosed. Total revenues and income before taxes on income are equal to the Company's consolidated amounts as reported in the condensed consolidated statement of income.

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                              2000          1999
--------------------------------------------------------------------------------
Revenues
Individual Investor                                     $1,094,593    $  664,723
Institutional Investor                                     218,602       141,996
Capital Markets                                            258,681       144,866
U.S. Trust                                                 153,752       128,890
--------------------------------------------------------------------------------
   Total                                                $1,725,628    $1,080,475
================================================================================
Income Before Taxes on Income
Individual Investor                                     $  334,348    $  167,072
Institutional Investor                                      78,878        33,985
Capital Markets                                             66,435        35,035
U.S. Trust (1)                                              31,894        30,323
--------------------------------------------------------------------------------
   Total                                                $  511,555    $  266,415
================================================================================
(1)Includes merger-related costs of $10 million pre-tax in the first quarter of 2000 related to investment banking and professional fees. Excluding these merger-related costs, income before taxes on income for this segment would have been $42 million.

10.      Supplemental Cash Flow Information

     Certain information affecting the cash flows of the Company follows:

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                               2000         1999
--------------------------------------------------------------------------------
Income taxes paid                                          $ 68,557     $ 34,247
================================================================================
Interest paid:
   Brokerage customer cash balances                        $240,857     $156,111
   Deposits from banking customers                           34,452       26,514
   Stock-lending activities                                  12,011        8,146
   Long-term debt                                            17,865       14,113
   Short-term borrowings                                      4,399        2,766
   Other                                                        570           69
--------------------------------------------------------------------------------
Total  interest  paid                                      $310,154     $207,719
================================================================================
Non-cash  investing  and  financing activities:
   Common stock and options issued for purchases
      of businesses                                        $504,433     $  7,558
================================================================================

11.      Subsequent Events

   At consummation of the Merger, the Company incurred merger-related costs of $50 million pre-tax, or $44 million after-tax, for change in control related compensation payable to U.S. Trust employees and professional fees. During the first half of 2000, these merger-related costs, including costs incurred at the consummation, totaled $69 million pre-tax, or $63 million after-tax. In addition, under the terms of the merger agreement, the Company established a retention program for all U.S. Trust employees, whereby the employees will receive cash compensation, contingent upon continued employment, at the end of the two-year period following the completion of the Merger. The Company plans to recognize the $125 million cost of the cash component of the U.S. Trust retention program over this two-year period. Accordingly, the Company plans to recognize $16 million pre-tax, or $10 million after-tax, per quarter for this merger-related compensation expense. In addition, U.S. Trust employees will receive an aggregate of 2,718,000 stock options of which 50% vest at the end of the three-year period following the completion of the Merger and 50% vest at the end of the four-year period following the completion of the Merger.
     During the first half of 2000, CSC issued the remaining $111 million in Senior Medium-Term Notes, Series A available under its current prospectus supplement on file with the SEC. On May 19, 2000, CSC's Registration Statement under the Securities Act of 1933 on Form S-3 relating to the issuance of up to $750 million aggregate principal amount of debt securities was declared effective by the SEC. As of the filing date of this Current Report on Form 8-K, no securities under this Registration Statement have been issued. The proceeds from the sale of these securities will be used for general corporate purposes.
     On June 23, 2000, CSC entered into a $1.2 billion committed, unsecured credit facility with several banks. The funds under this facility are available for general corporate purposes. This facility has replaced both CSC's $600 million committed, unsecured credit facility that was scheduled to expire in June 2000, and CSC's $175 million committed, unsecured credit facility that was scheduled to expire in June 2001. The financial convenants in the new facility require CSC to maintain minimum levels of stockholders' equity, and Schwab and SCM to maintain specified levels of net capital, as defined. As of the filing date of this Current Report on Form 8-K, no amounts were borrowed under this facility.

                         The Charles Schwab Corporation
                      Management's Discussion and Analysis
                of Results of Operations and Financial Condition






                             Description of Business

     Merger with U.S. Trust Corporation: On May 31, 2000, The Charles Schwab Corporation (CSC) completed its merger (the Merger) with U.S. Trust Corporation (U.S. Trust). Under the terms of the merger agreement, U.S. Trust became a wholly owned subsidiary of CSC and U.S. Trust shareholders received 5.1405 shares of CSC's common stock for each common share of U. S. Trust. The Merger was treated as a non-taxable stock-for-stock exchange and U.S. Trust's shareholders received 112,000,000 shares of CSC's common stock. Upon consummation of the Merger, CSC became a financial holding company and bank holding company subject to supervision and regulation by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956, as amended (the Act). The consolidated financial statements and financial information in this Current Report on Form 8-K give retroactive effect to the Merger, which was accounted for as a pooling of interests. The pooling of interests method of accounting requires the restatement of all periods presented as if CSC and U.S. Trust had been operating as a combined entity during such periods.
     Certain reclassifications have been made to prior year amounts to conform to the current presentation. All material intercompany balances and transactions have been eliminated.
     Stock Split: On May 3, 2000, the Board of Directors approved a three-for-two split of CSC's common stock, which was effected in the form of a 50% stock dividend. The stock dividend was distributed May 30, 2000 to stockholders of record May 12, 2000. Share and per share information presented throughout this report has been restated to reflect the common stock split, including the common shares issued to U.S. Trust shareholders pursuant to the exchange ratio described above.
     The Company: CSC and its subsidiaries (collectively referred to as the Company) provide securities brokerage and related financial services for 7.0 million active customer accounts(a). Customer assets in these accounts totaled $952.2 billion at March 31, 2000. CSC's principal subsidiary, Charles Schwab & Co., Inc. (Schwab), is a securities broker-dealer with 356 domestic branch offices in 48 states, as well as branches in the Commonwealth of Puerto Rico and the U.S. Virgin Islands. Another subsidiary, U.S. Trust, is an investment management firm that also provides fiduciary services and private banking services with 29 offices in 10 states. Other subsidiaries include Charles Schwab Europe (CSE), a retail securities brokerage firm located in the United Kingdom, Charles Schwab Investment Management, Inc., the investment advisor for Schwab's proprietary mutual funds, and Schwab Capital Markets L.P. (SCM) (prior to March 1, 2000, this business was known as Mayer & Schweitzer, Inc.), a market maker in Nasdaq and other securities providing trade execution services to broker-dealers and institutional customers. On March 1, 2000, the Company completed the acquisition of CyBerCorp, Inc. (CyBerCorp), an electronic trading technology and brokerage firm providing Internet-based services to highly active, online investors.

------------------------
(a)      Accounts with balances or activity within the preceding eight months.

     The Company provides financial services to individuals, institutional customers and broker-dealers through four segments - Individual Investor, Institutional Investor, Capital Markets and U.S. Trust. The Individual Investor segment includes the Company's domestic and international retail operations. The Institutional Investor segment provides custodial, trading and support services to independent investment managers, and serves company 401(k) plan sponsors and third-party administrators. The Capital Markets segment provides trade execution services in Nasdaq, exchange-listed and other securities primarily to broker-dealers and institutional customers. The U.S. Trust segment provides investment management, fiduciary services and private banking services to individual and institutional customers.
     The Company's strategy is to attract and retain customer assets by focusing on a number of areas within the financial services industry - retail brokerage, mutual funds, support services for independent investment managers, 401(k) defined contribution plans, equity securities market-making, investment management, fiduciary services and private banking services.
     To pursue its strategy and its objective of long-term profitable growth, the Company plans to continue to leverage its competitive advantages. These advantages include nationally recognized brands, a broad range of products and services, multi-channel delivery systems and an ongoing investment in technology. While the Company's business continues to be predominantly conducted in the U.S., the Company continues to selectively expand its international presence.
     Brands: The Company's nationwide advertising and marketing programs support its strategy by continually reinforcing the strengths and key attributes of Schwab's full-service offering and U.S. Trust's wealth management services. By maintaining a consistent level of visibility in the market place, the Company seeks to establish Schwab and U.S. Trust as leading and lasting financial service brands in a focused and cost-effective manner. The Company primarily uses a combination of network, cable and local television, print media, and athletic event sponsorship in its advertising to investors.
     Products and Services: The Company offers a broad range of value-oriented products and services to meet customers' varying investment and financial needs, including help and advice and access to extensive investment research, news and information. The Company's approach to advice is based on long-term investment strategies and guidance on portfolio diversification and asset allocation. The Company strives to demystify investing by educating and assisting customers in the development of investment plans. This approach is designed to be offered consistently across all of Schwab's delivery channels and provides customers with a wide selection of choices for their investment needs. Schwab's registered representatives can assist investors in developing asset allocation strategies and evaluating their investment choices, and refer investors who desire additional guidance to independent investment managers through the Schwab AdvisorSource(TM) service. Schwab's Mutual Fund Marketplace(R) provides customers with the ability to invest in 1,987 mutual funds from 323 fund families, including 1,165 Mutual Fund OneSource(R) funds. Schwab also provides custodial, trading and support services to approximately 6,000 independent investment managers. As of March 31, 2000, these managers were guiding the investments of 902,000 Schwab customer accounts containing $235.9 billion in assets.
     The Company responds to changing customer needs with continued product, technology and service innovations. During the first quarter of 2000, the Company launched the Schwab Portfolio Consultation(TM), a package of analytical services and individual consultations with Schwab investment specialists designed to assist customers in evaluating their asset allocations and determining whether, when and how to re-balance their investments. Schwab introduced a number of Web-based service offerings during the first quarter of 2000, including the Schwab Learning Center, which provides access to interactive courseware designed to help customers learn more about investing principles and using the online channel. Additionally, Schwab introduced the Charles Schwab Stock Analyzer(TM), a tool that guides customers through the basics of equity research, and launched a comprehensive retirement planning Web site that contains a variety of planning tools and educational materials. Further, Schwab added Market Analysis and Trade Notification alerts to the SchwabAlerts(TM) customer e-mail service, and also enhanced the Schwab Portfolio Check-Up(TM) online asset allocation tool so that customers can include non-Schwab holdings in their analyses. Schwab also introduced PocketBroker(TM), a wireless product that enables U.S. investors to access account information and place orders through cellular phones or other handheld devices.
     U.S. Trust provides an array of financial services for affluent individuals and their families. These services include investment management, investment consulting, trust, financial and estate planning and private banking, including mortgage, personal lending and deposit products. U.S. Trust also provides investment management, corporate trust and special fiduciary services for corporations, endowments, foundations, pension plans and other institutional clients.
     Delivery Systems: The Company's multi-channel delivery systems allow customers to choose how they prefer to do business with the Company. To enable customers to obtain services in person with a Company representative, the Company maintains a network of offices. Schwab's branch offices also provide investors with access to the Internet. Telephonic access to Schwab is provided primarily through four regional customer telephone service centers and two online customer support centers that operate both during and after normal market hours. Additionally, customers are able to obtain financial information on an automated basis through Schwab's automated telephonic and online channels. Automated telephonic channels include TeleBroker(R), Schwab's touch-tone telephone quote and trading service, and VoiceBroker(TM), Schwab's voice recognition quote and trading service. Online channels include the Charles Schwab Web Site(TM), an information and trading service on the Internet at www.schwab.com, and PC-based services such as SchwabLink(R), a service for investment managers. While the online channel is the Company's fastest-growing channel, the Company continues to stress the importance of Clicks and Mortar(TM) access - blending the power of the Internet with personal service to create a full-service customer experience. Schwab provides every retail customer access to all delivery channels and flat-fee pricing for Internet trades. During the first quarter of 2000, Schwab announced reduced online pricing for more actively trading investors and a plan to increase fees related to minimum account balances.
     Technology: The Company's ongoing investment in technology is a key element in expanding its product and service offerings, enhancing its delivery systems, providing fast and consistent customer service, reducing processing costs, and facilitating the Company's ability to handle significant increases in customer activity without a corresponding rise in staffing levels. The Company uses technology to empower its customers to manage their financial affairs and is a leader in driving technological advancements in the financial services industry.
     International Expansion: In February 2000, the Company formed a joint venture with ecorp Limited to provide financial services to investors in Australia and New Zealand. Additionally during the first quarter of 2000, Schwab expanded its international offering by announcing plans to work with Barclays PLC to develop and operate an automated foreign exchange facility that will enable non-U.S. investors to buy and sell securities in different foreign markets through their Schwab account. Schwab also launched a new online service that features research and information about U.S. financial markets in Chinese.

                                 Risk Management

     For discussion on the Company's principal risks and some of the policies and procedures for risk identification, assessment and mitigation, see "Management's Discussion and Analysis of Results of Operations and Financial Condition-Risk Management" in Exhibit 99.1 included in this Current Report on Form 8-K. See Liquidity and Capital Resources of this report for a discussion on liquidity risk; and see Quantitative and Qualitative Disclosures About Market Risk for additional information relating to market risk.
     Given the nature of the Company's revenues, expenses and risk profile, the Company's earnings and CSC's common stock price may be subject to significant volatility from period to period. The Company's results for any interim period are not necessarily indicative of results for a full year. Risk is inherent in the Company's business. Consequently, despite the Company's attempts to identify areas of risk, oversee operational areas involving risk and implement policies and procedures designed to mitigate risk, there can be no assurance that the Company will not suffer unexpected losses due to operating or other risks.

                           Forward-Looking Statements

     This Current Report on Form 8-K, contains "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are identified by words such as "believe," "anticipate," "expect," "intend," "plan," "will," "may" and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements, which reflect management's beliefs, objectives and expectations as of the date hereof, are necessarily estimates based on the best judgment of the Company's senior management. These statements relate to, among other things, the Company's status under the Bank Holding Company Act (see note "7 - Regulatory
Requirements" in the Notes to Condensed Consolidated Financial Statements), contingent liabilities (see note "8 - Commitments and Contingent Liabilities" in the Notes to Condensed Consolidated Financial Statements), the ability to successfully pursue the Company's strategy to attract and retain customer assets (see Description of Business), the ability of the Company to realize the expected benefits of a merger (see Description of Business: Merger with U.S. Trust Corporation), the decline in average revenue per share traded (see Revenues - Principal Transactions), sources of liquidity (see Liquidity and Capital Resources - Liquidity), and capital expenditures (see Liquidity and
Capital Resources - Cash Flows and Capital Resources). Achievement of the expressed expectations is subject to certain risks and uncertainties that could cause actual results to differ materially from the expressed expectations described in these statements. Important factors that may cause such differences are noted in this interim report and include, but are not limited to: the effect of customer trading patterns on Company revenues and earnings; the inability to assimilate acquired companies and to achieve the anticipated benefits; the Company's inability to attract and retain key personnel; changes in the Company's level of personnel hiring, investment in new or existing technology, or utilization of public media for advertising; changes in technology; computer system failures and security breaches; the effects of competitors' pricing, product and service decisions and intensified competition; evolving regulation and changing industry practices adversely affecting the Company; adverse results of litigation; the inability to obtain external financing; changes in revenues and profit margin due to cyclical securities markets and interest rates; the level and volatility of equity prices; a significant downturn in the securities markets over a short period of time or a sustained decline in securities prices and trading volumes; a significant decline in the real estate market; and risks associated with international expansion and operations.

Three Months Ended March 31, 2000 Compared To Three Months Ended March 31, 1999

Financial Overview

     The Company's revenues increased in the first quarter of 2000 mainly due to higher customer trading volume and an increase in customer assets. Revenues of $1,726 million in the first quarter of 2000 grew $645 million, or 60%, from the first quarter of 1999 due to increases in revenues of $430 million, or 65%, in the Individual Investor segment, $76 million, or 54%, in the Institutional Investor segment, $114 million, or 79%, in the Capital Markets segment, and $25 million, or 19%, in the U.S. Trust segment. See note "9 - Segment Information" in the Notes to Condensed Consolidated Financial Statements for financial information by segment.
     Total operating expenses excluding interest during the first quarter of 2000 were $1,214 million, up 49% from $814 million for the first quarter of 1999, primarily resulting from additional staff and related costs.
     Net income for the first quarter of 2000 was a record $300 million, up 86% from first quarter 1999 net income of $161 million. Diluted earnings per share for the first quarters of 2000 and 1999 were $.22 and $.12 per share, respectively. All references to earnings per share information in this report reflect diluted earnings per share unless otherwise noted.
     The after-tax profit margin for the first quarter of 2000 was 17.4%, up from 14.9% for the first quarter of 1999. The annualized return on stockholders' equity for the first quarter of 2000 was 40%, up from 35% for the first quarter of 1999.
     The Company's first quarter 2000 results include charges for goodwill and intangible asset amortization, professional fees and other expenses relating to the acquisition of CyBerCorp and the Merger. These charges totaled $23 million after-tax, or $.02 per share. Excluding these charges, the Company's first quarter 2000 after-tax profit margin would have been 18.7% and earnings would have been $323 million, up 100% from the first quarter of 1999.
     Trading activity reached record levels in the first quarter of 2000, as shown in the following table (in thousands):

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
Daily Average Trades                                           2000         1999
--------------------------------------------------------------------------------
Revenue Trades
   Online                                                     256.5        112.2
   TeleBroker(R)and VoiceBroker(TM)                            11.6         10.1
   Regional customer telephone service centers,
     branch offices and other                                  42.0         40.5
--------------------------------------------------------------------------------
   Total                                                      310.1        162.8
================================================================================
Mutual Fund OneSource(R) Trades
  Online                                                       47.5         25.2
  TeleBroker and VoiceBroker                                    1.9          1.3
  Regional customer telephone service centers,
     branch offices and other                                  27.1         23.4
--------------------------------------------------------------------------------
  Total                                                        76.5         49.9
================================================================================
Total Daily Average Trades
  Online                                                      304.0        137.4
  TeleBroker and VoiceBroker                                   13.5         11.4
  Regional customer telephone service centers,
     branch offices and other                                  69.1         63.9
--------------------------------------------------------------------------------
  Total                                                       386.6        212.7
================================================================================

     Assets in customer accounts were $952.2 billion at March 31, 2000, an increase of $308.2 billion, or 48%, from a year ago as shown in the table below. This increase from a year ago included net new customer assets of $132.8 billion and net market gains of $175.4 billion related to customer accounts.

--------------------------------------------------------------------------------
Growth in Customer Assets and Accounts                     March 31,     Percent
 (In billions, at quarter end, except as noted)         2000     1999     Change
--------------------------------------------------------------------------------
Assets in Schwab customer accounts
   Schwab One(R) and other cash equivalents           $ 26.0    $ 18.5       41%
   SchwabFunds(R):
     Money market funds                                 92.6      74.4       24
     Equity and bond funds                              23.8      16.4       45
--------------------------------------------------------------------------------
       Total SchwabFunds                               116.4      90.8       28
--------------------------------------------------------------------------------
   Mutual Fund Marketplace(R)(1):
     Mutual Fund OneSource
       Retail                                           69.7      39.0       79
       Schwab Institutional(TM)(2)                      52.4      34.2       53
   -----------------------------------------------------------------------------
         Total Mutual Fund OneSource                   122.1      73.2       67
     All other                                          78.1      61.8       26
--------------------------------------------------------------------------------
       Total Mutual Fund Marketplace                   200.2     135.0       48
--------------------------------------------------------------------------------
         Total mutual fund assets                      316.6     225.8       40
--------------------------------------------------------------------------------
   Equity and other securities (1)                     450.2     272.2       65
   Fixed income securities                              52.2      37.2       40
   Margin loans outstanding                            (21.8)    (11.7)      86
--------------------------------------------------------------------------------
   Total                                               823.2     542.0       52
Assets in U.S. Trust customer accounts                 129.0     102.0       26
--------------------------------------------------------------------------------
   Total                                              $952.2    $644.0       48%
================================================================================
Net growth in assets in customer accounts(3)
   (for the quarter ended)
     Net new customer assets                          $ 53.3    $ 27.4
     Net market gains                                   52.9      22.3
--------------------------------------------------------------------------------
   Net growth                                         $106.2    $ 49.7
================================================================================
New customer accounts
   (in thousands, for the quarter ended)               497.1     390.8       27%
Active customer accounts (in millions)                   7.0       5.9       19%
================================================================================
Active online Schwab customer accounts
   (in millions) (4)                                     3.7       2.5       48%
Online Schwab customer assets                         $417.7    $219.0       91%
================================================================================
(1) Excludes money market funds and all of Schwab's proprietary money market, equity and bond funds.
(2) Represents assets invested in Mutual Fund OneSource by independent invest-ment managers and retirement plans.
(3) Net new customer assets in 2000 include U.S. Trust. For 1999, U.S. Trust net new customer assets are included in net market gains.
(4) Active online accounts are defined as all accounts within a household that has had at least one online session within the past twelve months.


REVENUES

     Revenues grew $645 million, or 60%, in the first quarter of 2000 compared to the first quarter of 1999, due to a $313 million, or 66%, increase in commission revenues, a $117 million, or 65%, increase in interest revenue, net of interest expense (referred to as net interest revenue), and a $114 million, or 87%, increase in principal transaction revenues, as well as a $92 million, or 33%, increase in asset management and administration fees. Non-trading revenues represented 40% of total revenues for the first quarter of 2000, down from 44% for the first quarter of 1999 as shown in the table below.

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
Composition of Revenues                                      2000          1999
--------------------------------------------------------------------------------
Commissions                                                    46%           44%
Principal transactions                                         14            12
--------------------------------------------------------------------------------
   Total trading revenues                                      60            56
--------------------------------------------------------------------------------
Asset management and administration fees                       22            26
Net interest revenue                                           17            17
Other                                                           1             1
--------------------------------------------------------------------------------
   Total non-trading revenues                                  40            44
--------------------------------------------------------------------------------
Total                                                         100%          100%
================================================================================

Commissions

     The Company earns commission revenues by executing customer trades primarily through the Individual Investor and Institutional Investor segments. These revenues are affected by the number of customer accounts that trade, the average number of commission-generating trades per account, and the average commission per trade.
     Commission revenues for the Company were $788 million for the first quarter of 2000, up $313 million, or 66%, from the first quarter of 1999. As shown in the table below, the total number of revenue trades executed by the Company has increased 97% as the Company's customer base, as well as customer trading activity per account, has grown. Average commission per revenue trade decreased 16%. This decline was mainly due to an increase in the proportion of trades placed through the Company's online channels, which have lower commission rates than the Company's other channels.

--------------------------------------------------------------------------------
Commissions Earned on                 Three Months Ended March 31,       Percent
  Customer Revenue Trades                        2000         1999        Change
--------------------------------------------------------------------------------
Customer accounts that traded
  during the quarter (in thousands)             2,360        1,662           42%
Average customer revenue trades
  per account                                    8.28         5.98           38
Total revenue trades (in thousands)            19,543        9,940           97
Average commission per revenue trade           $40.12       $47.72          (16)
Commissions earned on customer
  revenue trades (in millions) (1)             $  784       $  474           65
================================================================================
(1) Includes certain non-commission revenues relating to the execution of customer trades totaling $14 million in the first quarter of 2000 and $8 million in the first quarter of 1999. Excludes commissions on trades relating to specialist operations totaling $13 million in the first quarter of 2000 and $7 million in the first quarter of 1999. Excludes U.S. Trust commissions on trades totaling $5 million in the first quarter of 2000 and $2 million in the first quarter of 1999.

Asset Management and Administration Fees

     Asset management and administration fees include mutual fund service fees, as well as fees for other asset-based financial services provided to individual and institutional customers. The Company earns mutual fund service fees for recordkeeping and shareholder services provided to third-party funds, and for transfer agent services, shareholder services, administration and investment management provided to its proprietary funds. These fees are based upon the daily balances of customer assets invested in third-party funds and upon the average daily net assets of Schwab's proprietary funds. Mutual fund service fees are earned primarily through the Individual Investor and Institutional Investor segments. The Company also earns asset management and administration fees for financial services, including investment management and consulting, trust and fiduciary services, financial and estate planning, and private banking services, provided to individual and institutional customers. These fees are primarily based on the value and composition of assets under management and are earned primarily through the U.S. Trust segment, as well as the Individual Investor and Institutional Investor segments.
   Asset management and administration fees were $372 million for the first quarter of 2000, up $92 million, or 33%, from the first quarter of 1999, as shown in the following table (in millions):

--------------------------------------------------------------------------------
Asset Management and                  Three Months Ended March 31,       Percent
  Administration Fees                           2000          1999        Change
--------------------------------------------------------------------------------
Mutual fund service fees:
    SchwabFunds(R)                              $148          $115           29%
    Mutual Fund OneSource(R)                      83            52           60
    Excelsior Funds(R)                            12             7           71
    Other                                          6             3          100
Asset management and related services            123           103           19
--------------------------------------------------------------------------------
  Total                                         $372          $280           33%
================================================================================

     The increase in asset management and administration fees was primarily due to an increase in customer assets in Schwab's proprietary funds, collectively referred to as the SchwabFunds, an increase in customer assets in funds purchased through Schwab's Mutual Fund OneSource service, and an increase in U.S. Trust's customer assets.

Net Interest Revenue

     Net interest revenue is the difference between interest earned on assets (mainly margin loans to customers, investments required to be segregated for customers, securities available for sale, and private banking loans) and interest paid on liabilities (mainly brokerage customer cash balances and banking deposits). Net interest revenue is affected by changes in the volume and mix of these assets and liabilities, as well as by fluctuations in interest rates and hedging strategies. Most of the Company's net interest revenue is earned by Schwab through the Individual Investor and Institutional Investor segments, as well as by U.S. Trust through the U.S. Trust segment.
     Net interest revenue was $296 million for the first quarter of 2000, up $117 million, or 65%, from the first quarter of 1999 as shown in the following table (in millions):

--------------------------------------------------------------------------------
                                    Three Months Ended March 31,         Percent
                                               2000         1999          Change
--------------------------------------------------------------------------------
Interest Revenue
Margin loans to customers                      $401         $198            103%
Investments, customer-related                   100          111            (10)
Private banking loans                            50           40             25
Securities available for sale                    17           15             13
Other                                            32           18             78
--------------------------------------------------------------------------------
   Total                                        600          382             57
--------------------------------------------------------------------------------
Interest Expense
Brokerage customer cash balances                237          155             53
Deposits from banking customers                  35           27             30
Stock-lending activities                         14            9             56
Long-term debt                                   10            7             43
Short-term borrowings                             7            3            133
Other                                             1            2            (50)
--------------------------------------------------------------------------------
   Total                                        304          203             50
--------------------------------------------------------------------------------

Net interest revenue                           $296         $179             65%
================================================================================

     Customer-related daily average balances, interest rates and average net interest spread for the first quarters of 2000 and 1999 are summarized in the following table (dollars in millions):

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                               2000         1999
--------------------------------------------------------------------------------
Interest-Earning Assets (customer-related and other):
Margin loans to customers:
  Average balance outstanding                                $19,666     $11,083
  Average interest rate                                        8.21%       7.25%
Investments (customer-related):
  Average balance outstanding                                $ 7,955     $ 9,694
  Average interest rate                                        5.06%       4.65%
Private banking loans:
  Average balance outstanding                                $ 2,694     $ 2,179
  Average interest rate                                        7.47%       7.36%
Securities available for sale:
  Average balance outstanding                                $ 1,147     $ 1,015
  Average interest rate                                        5.92%       5.82%
Average yield on interest-earning assets                       7.27%       6.15%
Funding Sources (customer-related and other):
Interest-bearing brokerage customer cash balances:
  Average balance outstanding                                $20,724     $16,292
  Average interest rate                                        4.61%       3.86%
Interest-bearing banking deposits:
  Average balance outstanding                                $ 3,037     $ 2,654
  Average interest rate                                        4.66%       4.09%
Other interest-bearing sources:
  Average balance outstanding                                $ 2,367     $ 1,709
  Average interest rate                                        4.10%       3.36%
Average noninterest-bearing portion                          $ 5,334     $ 3,316
Average interest rate on funding sources                       3.79%       3.31%
Summary:
  Average yield on interest-earning assets                     7.27%       6.15%
  Average interest rate on funding sources                     3.79%       3.31%
--------------------------------------------------------------------------------
Average net interest spread                                    3.48%       2.84%
================================================================================

     The increase in net interest revenue from the first quarter of 1999 was primarily due to higher levels of margin loans to customers, partially offset by higher average customer cash balances.

Principal Transactions

     Principal transaction revenues are primarily comprised of net gains from market-making activities in Nasdaq and other securities transactions effected through the Capital Markets segment. Factors that influence principal transaction revenues include the volume of customer trades, market price volatility, average revenue per share traded and changes in regulations and industry practices.
     Principal transaction revenues were $245 million for the first quarter of 2000, up $114 million, or 87%, from the first quarter of 1999. This increase was primarily due to greater share volume handled by SCM, partially offset by lower average revenue per share traded.
     During the first quarter of 2000, SCM implemented midpoint pricing, a practice whereby most customer orders at market opening are matched or crossed at the price that represents the midpoint between the prevailing bid and offer prices. This change, which eliminates any potential spread that could be earned by a market maker on trades executed at the market opening, is likely to cause decreases in average revenue per share traded, will only affect the Capital Markets segment and, based on management's expectations, will not have a material impact on that segment's revenues.

Expenses Excluding Interest

     Compensation and benefits expense was $662 million for the first quarter of 2000, up $208 million, or 46%, from the first quarter of 1999 primarily due to a greater number of employees and higher incentive and variable compensation expense resulting from the Company's financial performance. The following table shows a comparison of certain compensation and benefits components and employee data (in thousands):

--------------------------------------------------------------------------------
                                                    Three Months Ended March 31,
                                                               2000         1999
--------------------------------------------------------------------------------
Compensation and benefits expense as a % of
   total revenues                                               38%          42%
Incentive and variable compensation as a %
   of compensation and benefits expense                         38%          33%
Compensation for temporary employees,
   contractors and overtime hours as a % of
   compensation and benefits expense                             9%          11%
Full-time equivalent employees(1)
   (at end of quarter)                                         22.4         16.6
Revenues per average full-time equivalent
   employee                                                   $80.8        $67.9
================================================================================
(1) Includes full-time, part-time and temporary employees, and persons employed on a contract basis.

     Advertising and market development expense was $104 million for the first quarter of 2000, up $50 million, or 91%, from the first quarter of 1999. This increase was primarily a result of the Company's increased brand-focused television and print media spending.
     Professional services expense was $82 million for the first quarter of 2000, up $42 million, or 107%, from the first quarter of 1999. This increase was primarily due to consulting fees related to various information technology projects and professional fees relating to the Merger.
     The Company's effective income tax rate was 41.4% for the first quarter of 2000, up from 39.5% for the first quarter of 1999. This change was primarily due to charges, which are non-deductible for tax purposes, for certain professional fees relating to the Merger and goodwill amortization relating to the acquisition of CyBerCorp.

                         Liquidity and Capital Resources

     Upon consummation of the Merger, CSC became a financial holding company and bank holding company subject to supervision and regulation by the Federal Reserve Board under the Act. CSC conducts virtually all business through its wholly owned subsidiaries. The capital structure among CSC and its subsidiaries is designed to provide each entity with capital and liquidity consistent with its operations. A description of significant aspects of this structure for CSC and four of its subsidiaries, Schwab, U.S. Trust, SCM and CSE follows.

Liquidity

CSC

     CSC's liquidity needs are generally met through cash generated by its subsidiaries, as well as cash provided by external financing. As discussed below, Schwab, SCM, CSE and CSC's bank subsidiaries are subject to regulatory requirements that may restrict them from certain transactions with CSC. Management believes that funds generated by the operations of CSC's subsidiaries will continue to be the primary funding source in meeting CSC's liquidity needs, maintaining CSC's bank subsidiaries' capital guidelines and maintaining Schwab's and SCM's net capital. Based on their respective regulatory capital ratios at March 31, 2000 and 1999, CSC and its bank subsidiaries are well capitalized. See note "7 - Regulatory Requirements" in the Notes to Condensed Consolidated Financial Statements.
     CSC has liquidity needs that arise from its issued and outstanding $655 million Senior Medium-Term Notes, Series A (Medium-Term Notes), as well as from the funding of cash dividends, acquisitions and other investments. The Medium-Term Notes have maturities ranging from 2000 to 2010 and fixed interest rates ranging from 5.96% to 8.05% with interest payable semiannually. The Medium-Term Notes are rated A3 by Moody's Investors Service and A by Standard & Poor's Ratings Group. The rating by Standard & Poor's was raised to A from A- on April 14, 2000.
     CSC has a prospectus supplement on file with the Securities and Exchange Commission pursuant to which as of March 31, 2000, up to $111 million in Senior or Senior Subordinated Medium-Term Notes, Series A remained available for issuance. See note "11 - Subsequent Events" in the Notes to Condensed Consolidated Financial Statements.
     CSC may borrow under its committed, unsecured credit facilities. CSC maintains a $600 million facility with a group of fourteen banks which is scheduled to expire in June 2000 and a $175 million facility with a group of nine banks which is scheduled to expire in June 2001. See note "11 - Subsequent Events" in the Notes to Condensed Consolidated Financial Statements. The funds under both of these facilities are available for general corporate purposes and CSC pays a commitment fee on the unused balance of these facilities. The financial covenants in these facilities require CSC to maintain minimum levels of stockholders' equity, and Schwab and SCM to maintain specified levels of net capital, as defined. The Company believes that these restrictions will not have a material effect on its ability to meet foreseeable dividend or funding requirements. These facilities were unused during the first quarter of 2000.
     CSC also has direct access to $635 million of the $795 million uncommitted, unsecured bank credit lines, provided by nine banks, that are primarily utilized by Schwab to manage short-term liquidity. The amount available to CSC under these lines is lower than the amount available to Schwab because the credit line provided by one of these banks is only available to Schwab, while the credit line provided by another one of these banks includes a sub-limit on credit available to CSC. These lines were not used by CSC during the first quarter of 2000.

Schwab

     Liquidity needs relating to customer trading and margin borrowing activities are met primarily through cash balances in brokerage customer accounts, which were $26.0 billion and $23.0 billion at March 31, 2000 and December 31, 1999, respectively. Management believes that brokerage customer cash balances and operating earnings will continue to be the primary sources of liquidity for Schwab in the future.
     Schwab is subject to regulatory requirements that are intended to ensure the general financial soundness and liquidity of broker-dealers. These regulations prohibit Schwab from repaying subordinated borrowings to CSC, paying cash dividends, or making unsecured advances or loans to its parent or employees if such payment would result in net capital of less than 5% of aggregate debit balances or less than 120% of its minimum dollar amount requirement of $1 million. At March 31, 2000, Schwab's net capital was $2,228 million (10% of aggregate debit balances), which was $1,781 million in excess of its minimum required net capital and $1,111 million in excess of 5% of aggregate debit balances. Schwab has historically targeted net capital to be 10% of its aggregate debit balances, which primarily consist of customer margin loans. To achieve this target, as customer margin loans have grown, an increasing amount of cash flows have been retained to support aggregate debit balances.
     To manage Schwab's regulatory capital position, CSC provides Schwab with a $1,400 million subordinated revolving credit facility maturing in September 2001, of which $905 million was outstanding at March 31, 2000. At quarter end, Schwab also had outstanding $25 million in fixed-rate subordinated term loans from CSC - $10 million maturing in 2001 and $15 million maturing in 2002. Borrowings under these subordinated lending arrangements qualify as regulatory capital for Schwab.
     To manage short-term liquidity, Schwab maintains uncommitted, unsecured bank credit lines totaling $795 million at March 31, 2000 ($635 million of these lines are also available for CSC to use). The need for short-term borrowings arises primarily from timing differences between cash flow requirements and the scheduled liquidation of interest-bearing investments. Schwab used such borrowings for 16 days during the first quarter of 2000, with the daily amounts borrowed averaging $80 million. These lines were unused at March 31, 2000.
     To satisfy the margin requirement of customer option transactions with the Options Clearing Corporation (OCC), Schwab had unsecured letter of credit agreements with twelve banks in favor of the OCC aggregating $1,005 million at March 31, 2000. Schwab pays a fee to maintain these letters of credit. No funds were drawn under these letters of credit at March 31, 2000.

U.S. Trust

     U.S. Trust's liquidity needs are generally met through earnings generated by its operations.
     U.S. Trust's liquidity is affected by the Federal Reserve Board's risk-based and leverage capital guidelines. In addition, CSC's bank subsidiaries are subject to limitations on the amount of dividends they can pay to U.S. Trust without prior approval of the bank regulatory authorities. See note "7 - Reg-ulatory Requirements" in the Notes to Condensed Consolidated Financial Statements.
     U.S. Trust has credit facilities totaling $80 million which are based on LIBOR or Prime and mature in March 2002. At March 31, 2000, there was $35 million outstanding under these facilities. Upon completion of the Merger, these facilities were terminated.
     In addition to traditional funding sources such as deposits, federal funds purchased and repurchase agreements, CSC's bank subsidiaries have established their own external funding sources. At March 31, 2000, U.S. Trust had $50 million Trust Preferred Capital Securities outstanding with a fixed interest rate of 8.41%. Certain of CSC's bank subsidiaries have established credit facilities with the Federal Home Loan Bank System (FHLB) totaling approximately $502 million. At March 31, 2000, $10 million was outstanding under these credit facilities.

SCM

     SCM's liquidity needs are generally met through earnings generated by its operations. Most of SCM's assets are liquid, consisting primarily of marketable securities, cash and cash equivalents, and receivable from brokers, dealers and clearing organizations.
     SCM's liquidity is affected by the same net capital regulatory requirements as Schwab (see discussion above). At March 31, 2000, SCM's net capital was $68 million, which was $67 million in excess of its minimum required net capital.
     SCM may borrow up to $35 million under a subordinated lending arrangement with CSC maturing in 2001. Borrowings under this arrangement qualify as regulatory capital for SCM. In addition, CSC provides SCM with a $25 million short-term credit facility. Borrowings under this arrangement do not qualify as regulatory capital for SCM. These facilities were unused during the first quarter of 2000.

CSE

     CSE's liquidity needs are generally met through earnings generated by its operations. Most of CSE's assets are liquid, consisting primarily of cash and investments required to be segregated, receivable from brokers, dealers and clearing organizations, and receivable from brokerage customers and others.
     CSE may borrow up to (pound)70 million, equivalent to $111 million at March 31, 2000, under subordinated lending arrangements with CSC. At March 31, 2000, CSE had outstanding (pound)18 million under these arrangements, equivalent to $29 million, with (pound)5 million maturing in 2001 and (pound)13 million maturing in 2003.

Cash Flows and Capital Resources

     Net income plus depreciation and amortization, including goodwill amortization, was $360 million for the first quarter of 2000, up 80% from $200 million for the first quarter of 1999, allowing the Company to finance its operations primarily with internally generated funds. Depreciation and amortization expense related to equipment, office facilities and property was $52 million for the first quarter of 2000, as compared to $36 million for the first quarter of 1999, or 3% of revenues for each period, respectively. Amortization expense related to intangible assets was $3 million for the first quarter of 2000, as compared to $2 million for the first quarter of 1999. Goodwill amortization expense was $5 million for the first quarter of 2000, as compared to $2 million for the first quarter of 1999. This increase was primarily due to goodwill amortization related to the acquisition of CyBerCorp.
     The Company's capital expenditures net of proceeds from the sale of fixed assets were $124 million in the first quarter of 2000 and $59 million in the first quarter of 1999, or 7% and 5% of revenues for each period, respectively. Capital expenditures in the first quarter of 2000 were for equipment relating to the Company's information technology systems, software, and leasehold improvements. Capital expenditures as described above include the capitalized costs for developing internal-use software of $21 million in the first quarter of 2000 and $11 million in the first quarter of 1999. Schwab opened 16 new domestic branch offices during the first quarter of 2000, compared to 7 during the first quarter of 1999. Capital expenditures may vary from period to period as business conditions change.
     The Company issued $200 million of long-term debt during the first quarter of 2000.
     During the first quarter of 2000, 6,343,100 of the Company's stock options, with a weighted-average exercise price of $2.54, were exercised with cash proceeds received by the Company of $17 million and a related tax benefit of $33 million. (These stock options were granted prior to the Merger, and therefore did not include U.S. Trust employees). During the first quarter of 2000, 2,776,800 of U.S. Trust's stock options, with a weighted-average exercise price of $10.97, were exercised with cash proceeds received by the Company of $17 million and a related tax benefit of $7 million. The cash proceeds are recorded as an increase in cash and a corresponding increase in stockholders' equity. The tax benefit is recorded as a reduction in income taxes payable and a corresponding increase in stockholders' equity.
     During the first quarter of 2000, the Company did not repurchase any common stock. During the first quarter of 1999, the Company repurchased 702,600 shares of its common stock for $10 million. There is no current authorization for share repurchases.
     During the first quarters of 2000 and 1999, the Company paid common stock cash dividends of $16 million and $15 million, respectively.
     The Company monitors both the relative composition and absolute level of its capital structure. The Company's total financial capital (long-term debt plus stockholders' equity) at March 31, 2000 was $4,192 million, up $1,099 million, or 36% from December 31, 1999. At March 31, 2000, the Company had long-term debt of $718 million, or 17% of total financial capital, that bear interest at a weighted-average rate of 7.20%. At March 31, 2000, the Company's stockholders' equity was $3,474 million, or 83% of total financial capital.

Year 2000 Century Change

     The Company's mission critical systems operated throughout the Year 2000 century change, including the February 2000 leap year, without material errors or interruptions when processing data and transactions incorporating year 2000 dates, including leap year dates, and the Company did not encounter any material problems with any of its mission critical vendor-supplied systems, services or products. Mission critical systems, services and products means those systems, services and products critical to the ongoing operation of the business.

Compliance Costs

     As of March 31, 2000, the Company spent approximately $99 million for its Year 2000 project.
     The Company funded all Year 2000 related costs through operating cash flows and a reallocation of the Company's overall developmental spending. This reallocation did not result in the delay of any critical information technology projects. In accordance with generally accepted accounting principles, Year 2000 expenditures were expensed as incurred.

                    Quantitative and Qualitative Disclosures
                                About Market Risk

Financial Instruments Held For Trading Purposes

     The Company held municipal, other fixed income and government securities and certificates of deposit with a fair value of approximately $35 million and $23 million at March 31, 2000 and 1999, respectively. These securities, and the associated interest rate risk, are not material to the Company's financial position, results of operations or cash flows.
     Through Schwab and SCM, the Company maintains inventories in exchange-listed, Nasdaq and other equity securities on both a long and short basis. The fair value of these securities at March 31, 2000 was $95 million in long positions and $68 million in short positions. The fair value of these securities at March 31, 1999 was $50 million in long positions and $32 million in short positions. Using a hypothetical 10% increase or decrease in prices, the potential loss or gain in fair value is estimated to be approximately $2,700,000 and $1,800,000 at March 31, 2000 and 1999, respectively, due to the offset of change in fair value in long and short positions. In addition, the Company generally enters into exchange-traded option contracts to hedge against potential losses in equity inventory positions, thus reducing this potential loss exposure. This hypothetical 10% change in fair value of these securities at March 31, 2000 and 1999 would not be material to the Company's financial position, results of operations or cash flows. The notional amount and fair value of option contracts were not material to the Company's consolidated balance sheets at March 31, 2000 and 1999.

Financial Instruments Held For Purposes Other Than Trading

     The Company maintains investments primarily in mutual funds to fund obligations under its deferred compensation plan, which is available to certain employees. These investments were approximately $65 million and $50 million at March 31, 2000 and 1999, respectively. Any decrease in the fair value of these investments would result in a comparable decrease in the deferred compensation plan obligation and would not affect the Company's financial position, results of operations or cash flows.

Debt Issuances

     At March 31, 2000, CSC had $655 million aggregate principal amount of Medium-Term Notes, with fixed interest rates ranging from 5.96% to 8.05%. At March 31, 1999, CSC had $351 million aggregate principal amount of Medium-Term Notes, with fixed interest rates ranging from 5.78% to 7.72%. At March 31, 2000 and 1999, U.S. Trust had $50 million Trust Preferred Capital Securities outstanding, with a fixed interest rate of 8.41%. In addition at March 31, 2000 and 1999, U.S. Trust had $13 million FHLB borrowings outstanding. The FHLB borrowings had fixed interest rates ranging from 6.59% to 6.76% at both March 31, 2000 and 1999.
     The Company has fixed cash flow requirements regarding these long-term debt obligations due to the fixed rate of interest. The fair value of these obligations at March 31, 2000 and 1999, based on estimates of market rates for debt with similar terms and remaining maturities, approximated their carrying amount.

Net Interest Revenue Simulation

   The Company uses net interest revenue simulation modeling techniques to evaluate and manage the effect of changing interest rates. The simulation model (the model) includes all interest-sensitive assets and liabilities and Swaps utilized by U.S. Trust to hedge its interest rate risk. Key variables in the model include assumed margin loan and brokerage customer cash balance growth, changes to the level and term structure of interest rates, the repricing of financial instruments, prepayment and reinvestment assumptions, loan, banking deposit, and brokerage customer cash balance pricing and volume assumptions. The simulations involve assumptions that are inherently uncertain and as a result, the simulations cannot precisely estimate net interest revenue or precisely predict the impact of changes in interest rates on net interest revenue. Actual results may differ from simulated results due to the timing, magnitude and frequency of interest rate changes as well as changes in market conditions and management strategies, including changes in asset and liability mix.
   The simulations in the table below assume that the asset and liability structure of the consolidated balance sheet would not be changed as a result of the simulated changes in interest rates. As the Company actively manages its consolidated balance sheet and interest rate exposure, in all likelihood the Company would take steps to manage any additional interest rate exposure that could result from changes in the interest rate environment. The following table shows the results of a 100 basis point increase or decrease in interest rates and the effect on simulated net interest revenue over the next twelve months at March 31, 2000 and 1999 (dollars in millions). The change in simulated net interest revenue sensitivity from 1999 to 2000 was primarily due to increases in the overall size of the balance sheet, driven by the growth in brokerage customer cash balances.

--------------------------------------------------------------------------------
Impact on Net Interest Revenue
Increase (Decrease)
                                                2000                  1999
                                           ---------------      ----------------
March 31,                                    Amount    %          Amount    %
--------------------------------------------------------------------------------
Increase of 100 basis points                  $96    7.2%          $49    6.3%
Decrease of 100 basis points                 ($97)  (7.3%)        ($50)  (6.4%)
================================================================================

   As demonstrated by the simulations presented, the Company manages the consolidated balance sheet to produce increases in net interest revenue when interest rates rise. This position partially offsets the potential for decreases in trading activity, and therefore commission revenue, that may result during periods of rising interest rates.
   The impact of the Company's hedging activities upon net interest revenue for the quarters ended March 31, 2000 and 1999 was immaterial to the Company's results of operations.